TWELFTH PROSPECTUS SUPPLEMENT
     (to Prospectus dated September 4, 1997, as previously supplemented November 3, 1997, November 17, 1997,
        December 31, 1997, March 3, 1998, April 16,  1998,
           May 22, 1998, July 10, 1998, July 22, 1998,
              August 31, 1998 October 2, 1998 and
                       December 7, 1998)

            Filed Pursuant to Rules 424(b)(3) and (c)
          Registration Nos. 333-16307 and 333-16307-01

        4,025,000 Trust Convertible Preferred Securities

                     VANSTAR FINANCING TRUST
          6-3/4% Trust Convertible Preferred Securities
         (Liquidation Amount $50 per Preferred Security)
      guaranteed by, and convertible into Common Stock of,
                       VANSTAR CORPORATION
         ----------------------------------------------

     This Twelfth Prospectus Supplement supplements and amends the Prospectus dated September 4, 1997, as supplemented and amended by that First Prospectus Supplement dated November 3, 1997, that Second Prospectus Supplement dated November 17, 1997, that Third Prospectus Supplement dated December 31, 1997, that Fourth Prospectus Supplement dated March 3, 1998, that Fifth Prospectus Supplement dated April 16, 1998, that Sixth Prospectus Supplement dated May 22, 1998, that Seventh Prospectus Supplement dated July 10, 1998, that Eighth Prospectus Supplement dated July 22, 1998, that Ninth Prospectus Supplement dated August 31, 1998 that Tenth Prospectus Supplement dated October 2, 1998 and that Eleventh Prospectus Supplement dated December 7, 1998 (collectively, the "Prospectus"), relating to the 6-3/4% Trust Convertible Preferred Securities (the "Preferred Securities") which represent preferred undivided beneficial ownership interests in the assets of Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.001 per share (the "Company Common Stock"), of Vanstar Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Company and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors - Absence of Public Market for the Preferred Securities on Resale" in the Prospectus.

     Neither the Company nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling Holders. Expenses of preparing and filing the Registration Statement, the Prospectus, this Twelfth Prospectus Supplement and all other prospectus supplements are borne by the Company.

     The Prospectus, together with this Twelfth Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

   The date of this Prospectus Supplement is January 15, 1999.

     The  Prospectus  is  hereby amended to modify  the  "Selling
Holders" table located therein to add the following information to the end thereof:

     The table below sets forth information as of January 15, 1999 concerning beneficial ownership of the Preferred Securities of the Selling Holder therein listed. All information concerning beneficial ownership has been furnished by the Selling Holder.

                             Preferred Securities
                             Owned Before Offering      No. of Preferred
      Name of Selling        ---------------------    Securities Offered in
        Holder(1)             Number    Percent(2)        the Offering
    -----------------------  --------   ----------    ---------------------
112. BancBoston ROBERTSON
      STEPHENS(3)             5,000(4)       *              5,000


____________________
 *   Represents less than one percent.
(1) Information concerning Selling Holders numbered 1 through 92 is included in the Prospectus dated September 4, 1997. Information concerning Selling Holder numbered 93 is included in the First Prospectus Supplement dated November 3, 1997. Information concerning Seller Holder numbered 94 is included in the Second Prospectus Supplement dated November 17, 1997. Information concerning Selling Holders numbered 95 through 97 is included in the Third Prospectus Supplement dated December 31, 1997. Information concerning Selling Holder numbered 98 is included in the Fourth Prospectus Supplement dated March 3, 1998. Information concerning Selling Holder numbered 99 is included in the Fifth Prospectus Supplement dated April 16, 1998. Information concerning Selling Holders numbered 100 and 101 is included in the Sixth Prospectus Supplement dated May 22, 1998. Information concerning Selling Holder numbered 102 is included in the Seventh Prospectus Supplement dated July 10, 1998. Information concerning Selling Holder numbered 103 is included in the Eighth Prospectus Supplement dated July 22, 1998. Information concerning Selling Holders numbered 104 and 105 is included in the Ninth Prospectus Supplement dated August 31, 1998. Information concerning Selling Holders numbered 106 through 110 is included in the Tenth Prospectus Supplement dated October 2, 1998. Information concerning Selling Holder numbered 111 is included in the Eleventh Prospectus Supplement dated December 7, 1998.
(2) Percentage indicated is based upon 4,025,000 Preferred Securities outstanding on January 15, 1999.
(3) BancBoston Robertson Stephens & Company LLC, an affiliate of the Selling Holder ("Robertson, Stephens"), has in the past provided to the Company and/or its affiliates investment banking and/or investment advisory services including (i) acting as lead Initial Purchaser in the Original Offering and the Over-Allotment Offering and (ii) acting as lead underwriter in the Company's IPO. In each case, Robertson, Stephens has received only customary fees in connection with the provision of such services.
(4) Represents additional Preferred Securities not previously listed in the Prospectus.

     Except as set forth above or in the Prospectus, the Selling Holder does not have, nor within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates.

     The Selling Holder identified above may have sold, transferred or otherwise disposed of all or a portion of the Preferred Securities since the date on which it provided the information regarding its Preferred Securities in transactions exempt from the registration requirements of the Securities Act. The above listed Selling Holder has not converted any of the Preferred Securities into shares of Company Common Stock. See "Description of Preferred Securities - Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holder may be set forth from time to time in additional prospectus supplements.